July 2, 2008

Mr. Robert L. Kayl

4909 Palmetto Street

Bellaire, TX 77401

PERSONAL AND CONFIDENTIAL

Re: Offer of Employment

Dear Bob:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Tesco Corporation (the "Company"). This position reports to Julio Quintana, President and Chief Executive Officer. This letter is not an employment contract, and is entirely subject to a written employment agreement to be entered into by you and the Company once it has been approved as to form by the board of directors.

Compensation, Benefits & Insurance

  You will receive an annual base salary of $250,000 and be eligible for other standard benefits offered by the Company

  You will participate in the Company's Short Term Incentive Plan ("STIP"), with targets established by the board of directors annually. In your new position your target STIP bonus will be 50% of base salary and a maximum bonus of 100% of base salary.

  You will participate in the Company's Long Term Incentive Plan, with annual grants as established by the board of directors.

  As a member of the Executive Management Team you will no longer be eligible for matching contributions under the Company's 401(k) plan, but you will be eligible to receive a matching contribution of up to 4% of your base salary under the company's Employee Stock Savings Plan.

In addition to the terms of your employment agreement, your employment will be governed by policies generally applicable to employees of Tesco Corporation.

Bob, we look forward to you assuming this key role at TESCO.

Yours truly,

Julio M. Quintana

President and Chief Executive Officer

Accepted:

______________________________

Robert L. Kayl